OFFICERS' SUPPLEMENTAL RETIREMENT PLAN OF
CARPENTER TECHNOLOGY CORPORATION
Restated December 9, 1993

INTRODUCTION

          This Officers' Supplemental Retirement Plan has been authorized by the Board of Directors of Carpenter Technology Corporation to be applicable effective January 1, 1983 to pay supplemental pension benefits to certain Corporate and Division Officers of the Company who qualify for benefits under the General Retirement Plan for Employees of Carpenter Technology Corporation.

          All benefits payable under this Plan shall be paid out of the general assets of the Company.

Article I - Definitions

          1.01      "Benefits" shall mean the supplemental retirement benefits payable pursuant to this Plan.

          1.02      "Company" shall mean Carpenter Technology Corporation.

          1.03      "Earnings" shall mean "earnings" as determined under the General Retirement Plan but also including any amounts deferred pursuant to the Deferred Compensation Plan for Corporate and Division Officers of Carpenter Technology Corporation.

          1.04      "Effective Date" shall mean January 1, 1983.

          1.05      "General Retirement Plan" or "GRP" shall mean the Corporation's "General Retirement Plan for Employees of Carpenter Technology Corporation" as in effect on the last date of a Participant's employment with the Corporation as a participant under the General Retirement Plan.

          1.06      "Adjusted GRP Benefit" shall mean the gross amount of benefits payable to or on account of the Participant as calculated under the General Retirement Plan (disregarding any reduction in the amount of benefits under the General Retirement Plan attributable to any provision therein incorporating limitations imposed by Section 415 of the Internal Revenue Code of 1986, and the regulations thereunder, as amended).

          1.07      "Officer" shall mean any person who is an Executive Officer or other Corporate or Division Officer of the Company.

          1.08      "Participant" shall mean any person included in the participation of the Plan as provided in
Article 2.

          1.09      "Pension Board" shall mean the Pension Board as defined in the General Retirement Plan.

          1.10      "Plan" shall mean the Officers' Supplemental Retirement Plan of Carpenter Technology Corporation, as described herein or as hereafter amended.

Article 2 - Participation

          2.01      Every Officer who is a Participant in the Deferred Compensation Plan for Corporate and Division Officers shall become a Participant in the Plan simultaneously with participation in the Deferred Compensation Plan.

          2.02      An Officer's participation in the Plan shall terminate if his employment with the Company terminates unless at that time the Participant is entitled to a pension pursuant to the General Retirement Plan.

          2.03      A Participant shall become entitled to a Benefit hereunder only upon retirement, death or other termination of employment with the Company and provided a benefit is payable to or on his account under the General Retirement Plan.

Article 3 - Amount and Payment of Benefits

          3.01      The Benefits shall be payable by the Company coincident with, and to the same recipient, as shall, in the opinion of the Pension Board, be entitled to receive pension, co-pension, and/or Surviving Spouse benefits under the General Retirement Plan. Any such Benefits shall be payable from the general assets of the Company. The Benefits under this Plan shall be payable under the same terms and conditions as the benefits payable to or on account of a Participant under the General Retirement Plan.

          3.02      The amount of any Benefits payable to or on account of a Participant pursuant to this Plan shall, before any modification necessary to conform to the provisions of Section 3.01, be equal to:

    (a)      the Adjusted GRP Benefit (but calculated using Earnings as defined in Section                 1.03 herein to modify the definition of "earnings" contained in the General
               Retirement Plan), minus

    (b)      the Adjusted GRP Benefit.

          3.03      If a Participant is re-employed by the Company after having been retired and receiving a pension or after having terminated his employment with the Company for any other reason, the monthly payments under the Plan shall be discontinued and, upon subsequent retirement or termination of employment with the Company, the Participant's Benefits, if any, under the Plan shall be recomputed in accordance with Sections 3.01 and 3.02 and any Benefit derived therefrom shall again become payable to such Participant in accordance with the provisions of the Plan.

Article 4 - Administration and Claims

          4.01      The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Pension Board. The expenses of the Pension Board shall be paid directly by the Company.

          4.02      The claims procedures established under the General Retirement Plan shall be utilized herein.

Article 5 - General Provisions

          5.01      The establishment of the Plan shall not be construed as conferring any legal rights upon any Officer or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Officer and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

          5.02      The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

          5.03      Subject to any applicable law, no Benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such Benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

          5.04      The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

          5.05      The masculine pronoun shall mean the feminine wherever appropriate.

Article 6 - Amendment or Termination

          6.01      The Board of Directors of the Company reserves the right to modify or to amend, in whole or in part, or to terminate, this Plan at any time. However, no modification, amendment or termination of the Plan shall adversely affect the right of any Participant to receive the Benefits granted under the Plan by such Board of Directors in respect of such Participant as of the date of modification, amendment or termination.

Article 7 - Binding Effect

          7.01      This Plan shall be a binding obligation upon and shall inure to the benefit of the Company, its successors and assigns and the Participants and their beneficiaries, executors, administrators and legal representatives.

PL4.11

11/30/93